Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

United States Steel Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	25-1897152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Grant Street, Pittsburgh, Pennsylvania 15219-2800 (412) 433-1121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arden T. Phillips

Corporate Secretary & Associate General Counsel

600 Grant Street

Pittsburgh, Pennsylvania 15219-1121

(412) 433-2890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐________

If this form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

      Large Accelerated filer ☑      Accelerated filer ☐

      Non-Accelerated filer ☐        Smaller reporting company ☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock par value $1.00 per share	2,886,549	$8.25	$23,814,030	$2,399

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the common stock reported on the New York Stock Exchange on February 26, 2016.

Prospectus

UNITED STATES STEEL CORPORATION

Dividend Reinvestment and

Stock Purchase Plan

2,886,549 Shares of Common Stock

Our Common Stock is traded on the

New York Stock Exchange under the symbol “X”.

Investing in our Common Stock involves risks.

See “Risk Factors”

The price you pay for all Shares of Common Stock

will be based upon the price of the stock in the market.

On March 1, 2016, the closing price of our

Common Stock was $9.19 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2016

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR INFORMATION THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT INFORMATION.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

Dividend Reinvestment and Stock Purchase Plan
2,886,549 Shares of Common Stock

United States Steel Corporation (“U. S. Steel”) is pleased to send you this prospectus describing the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides a simple and convenient method to purchase additional shares of U. S. Steel common stock and to have cash dividends automatically reinvested.

IF YOU ARE ALREADY PARTICIPATING IN THE PLAN, NO ACTION IS REQUIRED.

As described in more detail in this prospectus, the Plan offers several benefits to its participants (“participants”, “you”, or “your”), including:

•	Invest as Little as $100. Purchase of shares through optional cash investments (minimum $100) up to $20,000 per month (more with permission of U. S. Steel).
•	Convenient Reinvestment of Dividends. Purchases through the reinvestment of quarterly dividends of up to $20,000 (more with permission of U. S. Steel).
•	Convenient Payment Options. Option of weekly investment through automatic bank debits. Optional cash investments are invested weekly.
•	Cost Free Maintenance and Recordkeeping. Simplified record keeping, with statements of your Plan account.
•	Discount on Purchasing Shares. Purchase of shares at a discount of up to 3% from time to time, upon notice from U. S. Steel.
•	Convenient Sale Options. The ability to sell your shares directly through the Plan.

Your participation is entirely voluntary and you may terminate your participation at any time. Once you are enrolled in the Plan, your enrollment will be continued unless you notify the Plan Administrator otherwise. If you wish to join the Plan, see the “Description of the Plan” section. You can change your investment option or participation in the Plan at any time online at shareowneronline.com, by telephone or by notifying the Plan Administrator directly.

The Plan Administrator (“Plan Administrator”) is currently Wells Fargo Shareowner Services, a division of Wells Fargo Bank N.A. The Plan Administrator administers the Plan, keeps records, sends statements of Plan accounts to you and performs other duties related to the Plan. U. S. Steel may appoint a different administrator for the Plan at any time. All open market purchases are made through an affiliated broker.

All shares included in the Plan will be held by the Plan Administrator in its name, or its nominee, as agent.

Our Common Stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “X.” On March 1, 2016, the closing price of our Common Stock was $9.19. Shares of Common Stock offered under the Plan to persons or entities who are not current shareholders of U. S. Steel are offered through a registered broker/dealer.

U. S. Steel, as the Issuer, will make determinations from time to time respecting the following:

•	The Plan Administrator,
•	The Discount, if any, applied to the purchase of shares (from zero to three percent),
•	The source of the shares purchased (whether obtained in the market or from treasury stock or newly-issued shares),
•	Whether to waive any Plan limits in connection with optional cash investments,
•	The rules and regulations to facilitate the administration of the Plan, and
•	Any other matter not handled by the Plan Administrator.

Please read this prospectus carefully and keep it for future reference. If you have any questions about the Plan, please contact the Plan Administrator for U. S. Steel.

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). We have not authorized any other person to provide you with different information with respect to this offering of Common Stock. You should only assume that the information in this prospectus is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. This document may only be used where it is legal to sell Common Stock. We are not making an offer of Common Stock in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

In this prospectus, we provide you with specific information about the Common Stock we are selling as part of the Plan and about the Plan itself. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained or incorporated by reference in this prospectus as to the contents of any contract or other documents are not necessarily complete. If the SEC’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit for a complete description.

You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information or to make any representation not contained in this prospectus. If you receive any other information or representations, you should not rely on it. This prospectus does not constitute an offer by the Company to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the respective dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

The information found on, or otherwise accessible through any website referenced in this prospectus is not incorporated into, and does not form a part of, this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “U. S. Steel,” “the Company”, “we,” “us,” and “our” refer United States Steel Corporation and its direct and indirect subsidiaries and references to “Common Stock” or “shares” refer to our common stock, $1.00 par value.

WHERE YOU CAN FIND MORE INFORMATION

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at www.sec.gov.

Our filings are also available on our website at www.ussteel.com, as soon as administratively possible after we submit such material to the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed below under the heading “Incorporation by Reference.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

•	U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	U. S. Steel’s Definitive Proxy Statement on Schedule 14A, dated March 13, 2015; and
•	The description of our common stock contained in our registration statement on Form S-4 filed with the SEC on September 7, 2001, as amended.

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Any statement contained in a document incorporated by reference to this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

U. S. STEEL WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED A COPY OF ANY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS).

You may request a copy of these filings, at no cost, by telephoning or writing us at the following address:

United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
(412) 433-1121

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it contain information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target”, “forecast”, “aim,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in this report and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

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OUR COMPANY

United States Steel Corporation (U. S. Steel) is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 22 million net tons (17 million tons in the United States and 5 million tons in Europe). U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations.

U. S. Steel’s principal executive offices are located at 600 Grant Street, Pittsburgh, PA 15219-2800, and its telephone number is (412) 433-1121. For more information about U. S. Steel, see “Where you can find more information about U. S. Steel”.

RISK FACTORS

Investing in our common stock involves risks. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which is incorporated by reference in this prospectus. Also, these risk factors are updated from time to time in our Quarterly Reports on Form 10-Q. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

DESCRIPTION OF THE PLAN

The following describes and constitutes the Plan, as in effect on the date of this prospectus.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide common stockholders with a convenient and economical method to automatically reinvest their cash dividends in shares of our common stock without paying transaction or processing fees and to make optional cash payments to purchase additional shares of our common stock. The Plan is intended to benefit long-term investors who want to increase their investment in our common stock. We intend to use the net proceeds from the sale of newly-issued shares of our common stock or treasury stock offered hereby for general corporate purposes.

Features

2.	What are some of the features of the Plan?
•	Enrollment. You may enroll online at shareowneronline.com or by sending a completed Account Authorization Card to the Plan Administrator. Account Authorization Cards may be obtained by calling or writing to the Plan Administrator.

•	Optional Cash Investments. You may purchase additional shares of U. S. Steel common stock by following one of the methods as described under “Investment Methods,” below. Subject to Plan limitations, you may invest under this option at any time and as often as you like. Each cash payment must be at least $100 and the aggregate investment in any one calendar month is limited to $20,000. Payments by check must be received by the Plan Administrator no later than 5 p.m. (Central Time) on the business day preceding the Investment Date to be invested on that Investment Date.

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•	Automatic Reinvestment of Dividends. You can also increase your holdings of Common Stock through automatic reinvestment of all or some of your cash dividends. You can elect to reinvest all or a portion of your dividends in Common Stock. The Plan participants may have cash dividends that are not reinvested deposited directly into a designated account with a U. S. or Canadian financial institution.
•	Automated Transactions. You can execute many of your Plan transactions online at shareowneronline.com or by phone if you have established automated privileges.
•	Minimum Share Balance Requirement. You must maintain a balance of at least one share to keep your Plan account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in your account in which the share balance fails to meet the one-share minimum requirement.

Administration

3.	Who administers the Plan for participants?

Wells Fargo Shareowner Services, a division of Well Fargo Bank N.A. (the “Plan Administrator”), administers the Plan as agent for the participating shareholders, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common Stock purchased under the Plan will be registered in the name of Wells Fargo Shareowner Services, as Plan Administrator, or Wells Fargo Shareowner Services’ nominee as agent for participants in the Plan. Wells Fargo Shareowner Services is the transfer agent and registrar for the Common Stock.

Any correspondence regarding the Plan should be directed to the Plan Administrator through one of the below methods:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

For existing registered shareowners:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-866-433-4801 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

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Written correspondence and deposit of certificated shares*:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

* If sending in a certificate for deposit, see the Certificate Deposit and Withdrawal information.

ADDITIONAL INFORMATION

For current information concerning the Plan features listed below, visit the following website: http://xnet3d.psc.uss.com/corp/investors/dividends/reinvestment/index.asp

Current Plan Administrator Information

Discount

Threshold Price (applies when Discount is in effect)

Requests for Waivers

Source of Shares--Open Market Purchase or U. S. Steel Issuance

U. S. Steel makes only limited determinations in connection with the Plan. If you need to contact U. S. Steel, please send an email to: shareholderservices@uss.com.

Participation

4.	Who is eligible to participate?

Any person or entity is eligible to participate in the Plan. If you live outside the United States, you should make sure that participation would not violate any laws or regulations in the country in which you reside.

However, we reserve the right to deny, modify, suspend or terminate participation by any person or entity in our sole discretion.

If you live outside of the U. S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. U. S. Steel reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations.

5.	How do I participate?

Enrollment Process. You may enroll online at shareowneronline.com or by sending a completed Account Authorization Card to the Plan Administrator. Account Authorization Cards may be obtained by calling or writing to the Plan Administrator.

If you do not own any U. S. Steel Common Stock. You can purchase shares through a broker and follow the instructions below under “If you own U. S. Steel Common Stock through a broker”

If you own U. S. Steel Common Stock in your name. You can join the Plan by returning a completed Account Authorization Card.

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If you own U. S. Steel Common Stock through a broker. You can direct your broker, bank, or trustee to register some or all of your U. S. Steel common stock directly in your name. You can then join the Plan by returning a completed Account Authorization Card.

Investment Options

6.	What are my investment options under the Plan?

The Account Authorization Card provides options for shareholders to participate in the Plan. As a participant in the Plan, you may elect to reinvest all or part of the dividends from your Common Stock for the purchase of additional shares. You must select one of the dividend options on the Account Authorization Card. If you complete and return an Account Authorization Card without selecting a dividend option, your dividends will automatically be fully reinvested to purchase additional shares. Reinvestment or payment of your dividends will be subject to any applicable U. S. withholding taxes.

Automatic Reinvestment of Dividends. When you enroll in the Plan, YOU MUST CHOOSE ONE OF THE FOLLOWING:

Full Dividend Reinvestment. All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. You will not receive cash dividends from U. S. Steel; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

Partial Cash Dividend By Share Amount. You may elect to be paid cash for a portion of the dividend and reinvest the remainder. The partial elected to be paid will be applied to the designated whole number of shares held in physical certificate form or held through book entry DRS. All shares held in the Plan will be reinvested. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (PS-Y)

Cash Dividends — All dividends payable to you will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. Your dividend payment will be sent by check unless you have elected to have those dividends deposited directly to a designated bank account. (RPO)

Regardless of your dividend reinvestment election, you may also purchase additional shares through the Plan by making optional cash investments.

You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. Just complete the appropriate sections of the Direct Deposit of Dividends Authorization Card, which may be obtained by writing or calling the Plan Administrator.

You can change your dividend reinvestment election at any time online at shareowneronline.com, by telephone or by notifying the Plan Administrator directly.

The Plan Administrator will invest U. S. Steel dividend funds as soon as administratively possible and no later than 30 trading days, following the dividend payable date.

7.	How are dividend amounts determined?

The declaration of dividends on U. S. Steel common stock is at the discretion of U. S. Steel’s board of directors and will be declared and paid after consideration of various factors, including, without limitation, the earnings and financial condition of U. S. Steel. The board of directors of U. S. Steel has the right to change the amount of dividends at any time.

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8.	If I join the Plan, must I own a minimum number of shares?

Yes. Participants must maintain a balance of at least one share to keep their Plan account open. The Plan Administrator reserves the right to sell, without prior notification, all partial shares in an account in which the share balance fails to meet the one-share minimum requirement after the applicable period of participation in the Plan.

Purchases

9.	What is the source and pricing of shares?

Source of Shares. Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by U. S. Steel, at U. S. Steel’s sole discretion.

Price of Shares Purchased In the Open Market. If the shares are purchased in the open market, your price per share will be the weighted average price of the shares purchased on that day, or those days.

With respect to open market purchases, the Plan Administrator will facilitate the purchase of shares for the Plan on any securities exchange where U. S. Steel common stock is traded, in the over-the-counter market or in privately negotiated transactions. Neither U. S. Steel nor any participant has any authority or power to direct the time or the price at which any market purchase is completed or as to the selection of a broker or dealer through or from whom such purchases are to be made. The funds of participants may be pooled by the Plan Administrator for the purpose of purchasing shares.

Trading fees paid by U. S. Steel and not charged to you will be reported to you as taxable income on Form 1099-DIV. All computations of shares are calculated to three decimals and fractional shares are credited to your Plan account.

Price of Shares Purchased from U. S. Steel. If the shares are purchased from U. S. Steel, your price per share (the “Purchase Price”) will be the average of the daily high and low sale prices on the New York Stock Exchange (the “NYSE”) Composite (the “NYSE Composite”) as reported by Bloomberg LP, or such other source as U. S. Steel shall determine from time to time, on the Investment Date. If there is no trading of U. S. Steel common stock on the NYSE on the day the price per share is to be determined, the Purchase Price will be determined by U. S. Steel on the basis of such market quotations as it considers appropriate.

Because the method for purchasing shares may periodically change between the above options, there can be no assurance that the method for determining your price per share will not change. To obtain the current method, please follow the instructions under “Additional Information”.

10.	How are optional cash payments made?

Investment Methods. optional cash investment will be invested weekly, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law. In making purchases for the participant’s account, the Plan Administrator may commingle the participant’s funds with those of other participants of the Plan. Purchases may be subject to certain fees and conditions.

By Check. To make an investment by mail, payments must be in U. S. dollars and drawn on a U. S. or Canadian financial institution. Cash, money orders, traveler’s checks or third party checks are not accepted.

By Automatic Withdrawal from Your Bank Account. You may setup a one-time, semi-monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Card by mail. Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 5th and/or the 19th of each month and will be invested in U. S. Steel common stock on the next investment date. Changes or a discontinuation of automatic withdrawals can be made online at shareowneronline.com, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

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11.	When will shares be purchased under the Plan?

Except for dividend reinvestments, which begin on the quarterly dividend payment date, investments are generally within five (5) trading days from receipt of your investment amount (the “Investment Date”). Funds received by 5:00 p.m. (Central Time) on or before the business day prior to the relevant Investment Date will be invested on that Investment Date.

The Plan Administrator will use reinvested dividends and optional cash investments to purchase shares of U. S. Steel common stock. Purchases may be made over a number of days to meet the requirements of the Plan.

12.	Is there a discount on purchasing shares?

Shares purchased under the Plan may, IN THE SOLE DISCRETION OF U. S. STEEL, be subject to a discount from 0 to 3% (“Discount”). The Discount will be established in U. S. Steel’s sole discretion after a review of current market conditions, the level of participation and current and projected capital needs. The Discount will apply to optional cash investments and the reinvestment of dividends. The Discount will be subtracted from the Purchase Price.

Stock required to meet the requirements of the Plan when a Discount is in effect will be issued directly by U. S. Steel. Notice will be given to participants or a public announcement will be made upon the implementation or discontinuance of any Discount. To obtain the current Discount, please follow the instructions under “Additional Information”.

13.	How will U. S. Steel determine whether shares purchased under the Plan will be purchased directly from U. S. Steel from authorized but unissued shares or purchased in the open market or privately negotiated transactions?

U. S. Steel decides whether purchases are to be made in the open market or from U. S. Steel. The Plan Administrator engages a broker, dealer or other agent for purposes of making open market purchases. Neither U. S. Steel, nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased in the open market.

If you send in an optional cash investment, it is possible that the market price of U. S. Steel common stock could go up or down before your funds are used to purchase stock. Further, U. S. Steel may change the method of stock purchase (purchase in the open market or from U. S. Steel) at any time after the three month period following the last such change. THIS MEANS, YOU WILL NOT BE ABLE TO PRECISELY TIME YOUR PURCHASES THROUGH THE PLAN AND WILL BEAR THE MARKET RISK ASSOCIATED WITH FLUCTUATIONS IN THE PRICE OF U. S. STEEL COMMON STOCK.

In addition, no interest will be paid on optional cash investments held pending investment. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain “permitted investments.” For purposes of the Plan, permitted investments shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss for such permitted investments shall be the responsibility of the Plan Administrator. Investment income from permitted investments shall be retained by the Plan Administrator.

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Selling Shares

14.	How can I sell Plan shares?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of U. S. Steel are traded. Depending on the number of U. S. Steel shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – Your request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – Your request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit your request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U. S. citizens or Form W-8BEN for non-U. S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

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A check for the proceeds of the sale of shares (in U. S. dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

To sell shares through a broker of your choice, you may request that the broker transfer shares electronically from your Plan account to your brokerage account. Alternatively, a stock certificate can be requested that you can deliver to your broker.

U. S. Steel’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Insider Trading Policy provides that the participant may not trade in U. S. Steel’s common stock if in possession of material, non-public information about the company. Share sales by employees, affiliates and Section 16 officers must be made in compliance with U. S. Steel’s Insider Trading Policy.

15.	Does U. S. Steel offer stock certificates?

Certificate(s) will be issued to a participant for U. S. Steel common stock in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

You may have a certificate issued for whole shares without removing those shares from Plan participation. Dividends, for your certificated shares and any remaining shares in your Plan account will continue to be reinvested in U. S. Steel common stock unless the Plan Administrator is specifically advised to discontinue reinvestment.

If you wish to withdraw from the Plan at any time, a physical certificate may be issued to you for all whole shares held in your Plan account by the Plan Administrator. Any fractional shares in the account will be sold and a check for the proceeds (less applicable fees) will be issued and mailed to you. Your Plan account will be closed.

Certificates will be issued in the name(s) under which the Plan account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration name, the signature on the instructions or Stock Power Form authorizing the issuance must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as described under “Gift, Transfers and Pledges of Shares,” above. You will receive your certificate as soon as administratively possible from the date the Plan Administrator receives your request.

16.	Can I deposit my certificated shares?

You may elect to deposit physical U. S. Steel common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on your Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until you sell, withdraw or terminate participation in the Plan. Because you bear the risk of loss in sending stock certificate(s), it is recommended that you send them registered, insured for at least 3% of the current market value and request a return receipt.

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Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

17.	Can I transfer, gift, or pledge my shares?

YOU CAN GIVE OR TRANSFER SHARES OF U. S. STEEL COMMON STOCK TO ANYONE YOU CHOOSE BY:

•	Submitting an optional cash investment on behalf of an existing participant in the Plan in an amount not less than $100 nor more than $20,000; or

•	Transferring shares from your Plan account to the recipient of your choice.

You may transfer shares to new or existing stockholders. The Plan Administrator will automatically assign to such transferred shares full dividend reinvestment status. New participants and existing participants, at their discretion, may elect another investment option online at shareowneronline.com, by telephone or by sending a new Authorization Card by mail to the Plan Administrator. If a participant’s request to transfer all Plan shares in an account is received between a dividend record date and payable date, the request will be processed. However, on the payable date, any additional shares from a dividend reinvestment will be added to the account and the participant will need to submit a written request if they wish to transfer the additional shares.

To transfer shares, you must have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program (generally a broker or a bank). The Medallion Guarantee Program ensures that the individual signing the certificate or stock power is in fact the registered owner or legal representative.

Shares in your Plan account may not be pledged and any such purported pledge shall be void. If you want to pledge your shares, you must first request that such shares be certificated and delivered to you.

If you need assistance, please call the Plan Administrator.

18.	What kind of reports will I receive?

The Plan Administrator will mail you a statement showing all transactions (shares, amounts invested, purchase prices) for your Plan account including year-to-date and other Plan account information. shareowneronline.com. Supplemental statements or notices will be sent when you make an optional cash investment or a deposit, transfer or withdrawal of shares.

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PLEASE RETAIN YOUR STATEMENTS TO ESTABLISH THE COST BASIS OF SHARES PURCHASED UNDER THE PLAN FOR INCOME TAX AND OTHER PURPOSES AND TO AVOID PLAN ACCOUNT RESEARCH FEES.

You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Miscellaneous

19.	How will my shares be voted?

You will receive voting materials and have the sole right to vote the common stock of U. S. Steel represented by the shares held for you in the Plan. In the event you do not provide direction for voting, the Plan shares will not be voted.

You are encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. Your shares will be voted in accordance with the most recent submitted instructions.

20.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

NEITHER U. S. STEEL NOR ANY ADMINISTRATOR NOR ANY AGENT WILL BE LIABLE FOR ANY ACT THEY DO IN GOOD FAITH OR FOR ANY GOOD FAITH OMISSION TO ACT. This includes, without limitation, any claims of liability for:

•	failure to terminate a Plan account upon a shareholder’s death prior to receiving written notice of such death and the legal representatives request to terminate the account; or

•	purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

•	any fluctuation in the market value prior to or following the purchase or sale of shares.

NOTWITHSTANDING THE FOREGOING, WE SHALL NOT BE RELIEVED FROM ANY LIABILITY IMPOSED UNDER ANY FEDERAL, STATE OR OTHER APPLICABLE SECURITIES LAW THAT CANNOT BE WAIVED.

NEITHER U. S. STEEL NOR ANY PLAN ADMINISTRATOR CAN ASSURE YOU A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES YOU PURCHASE UNDER THE PLAN.

21.	May the Plan be changed or discontinued?

Plan Modification or Termination. U. S. STEEL RESERVES THE RIGHT TO SUSPEND, MODIFY OR TERMINATE THE PLAN AT ANY TIME. You will receive notice of any such suspension, modification or termination. U. S. Steel and any Plan Administrator also reserve the right to change any and all administrative procedures and costs/fees associated with the Plan.

Change of Eligibility or Termination. You will remain a participant of the Plan until you withdraw from the Plan or the Plan is terminated. U. S. Steel reserves the right to deny, suspend or terminate participation by a stockholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Plan Administrator will notify you in writing, issue a physical certificate to you, and sell any fractional share remaining in the account.

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The Plan Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

22.	Is foreign participation allowed in the Plan?

If you live outside of the U. S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. U. S. Steel reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations.

Withdrawal

23.	How may I withdraw from the Plan?

You must notify the Plan Administrator online at shareowneronline.com or in writing in order to withdraw from the Plan. Upon withdrawal from the Plan, participants may request that all shares, both whole and fractional, credited to their account be sold by the Plan Administrator for their account. Such participants will receive the proceeds of the sale, less any brokerage fees and commissions. When a withdrawing participant requests that the Plan Administrator sell his or her shares in the Plan, the transfer agent, Wells Fargo Shareowner Services, will handle such sale. All such sales are made in the open market and, as such, the sale price will be determined by prevalent market conditions. Brokerage fees and commissions are determined based upon the number of shares sold.

Beneficial owners participating indirectly in the Plan through banks, brokers or other nominees must contact such intermediaries regarding withdrawal from the Plan.

24.	When may I withdraw from the Plan?

You may withdraw all shares of Common Stock credited to your Plan account at any time by notifying the Plan Administrator.

If the request to withdraw is received by the Plan Administrator before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Plan Administrator. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid in cash.

Optional cash payments may be stopped if written instructions to do so are received by the Plan Administrator at least two business days prior to the applicable investment date.

Other Information

25.	Who interprets and regulates the Plan?

U. S. Steel may adopt rules and regulations to facilitate the administration of the Plan. Any question of interpretation under the Plan will be determined by U. S. Steel and any such determination will be final.

The Plan, all related forms, and your Plan account shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and cannot be modified orally.

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26.	What fees are charged in connection with the Plan?

INVESTMENT SUMMARY AND PLAN SERVICE FEES

Summary

Minimum cash investments
Minimum one-time optional cash purchase	$100.00
Minimum recurring automatic investments	$100.00
Maximum cash investments
Maximum monthly investment	$20,000.00

Fees

Investment fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	$0.06
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

Aggregation of Plan Accounts for Purpose of Limitations. For the purposes of determining whether investments are within the above limitations, all Plan accounts which U. S. Steel believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless U. S. Steel has determined that reinvestment of dividends and investment of optional cash investments for each such account would be consistent with the purposes of the Plan, U. S. Steel will have the right to aggregate all such accounts and to return, without interest, within 10 days of receipt, any amounts in excess of the investment limitations applicable to a single Plan account received in respect of all such accounts.

All summary limitations may be waived by U. S. Steel upon written request.

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The fee for duplicate statements must be paid in advance. In all other cases, the applicable fees will be deducted from either the investment or proceeds from a sale.

Any trading fees paid by U. S. Steel for which you are not charged will be reported to you as taxable income on Form 1099-Div.

All fees, including those for which there is currently “No Charge,” are subject to change; however, we will not change any fees without first notifying you.

27.	How do I participate in the Large Cash Purchases?

Submission of Requests for Waiver. Optional cash investments of more than $20,000 monthly (including any investments in excess of $20,000) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver, including waiver discounts. Large Cash Purchase requests may be approved by U. S. Steel in its sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should call (651) 554-3812 to determine if U. S. Steel will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that U. S. Steel is not currently considering Large Cash Purchase requests; or
•	that U. S. Steel will be considering Large Cash Purchase requests, in which case information will be provided about submitting a Large Cash Purchase Request Form.

Large Cash Purchase Request Forms may be obtained online at shareowneronline.com. Completed Large Cash Purchase requests must be delivered to WaiverDiscount@WellsFargo.com by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. Any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) will be notified by return email or by telephone by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive funds relating to any approved Large Cash Purchase request by wire transfer to the designated account no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests. U. S. Steel has the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, U. S. Steel will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of common stock from us or in the open market;
•	the need for additional funds;
•	the attractiveness of obtaining funds through the sale of shares of common stock under the Plan compared to other available sources of funds;
•	the purchase price likely to apply to any sale of shares of common stock under the Plan;
•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares of common stock held by that party; and
•	the aggregate amount of Large Cash Purchases in excess of $20,000 monthly for which we have received Large Cash Purchase requests under the Plan.

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Large Cash Purchases will be priced as follows:

•	To determine the purchase price of shares of U. S. Steel common stock purchased pursuant to a Large Cash Purchase request, U. S. Steel will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, U. S. Steel will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. The Plan Administrator will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.
•	U. S. Steel may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. The Plan Administrator will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.
•	If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.
•	The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.
•	If a threshold price for any pricing period is established, U. S. Steel may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.
•	Neither U. S. Steel nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.
•	If U. S. Steel grants a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.
•	U. S. Steel may, in its sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by U. S. Steel) may be 0.0% to 3.0% of the regular market price and may be varied by U. S. Steel in its sole discretion. U. S. Steel may establish any discount in its sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and U. S. Steel’s current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

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•	Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.
•	If the continuous settlement feature is used, shares of common stock will be credited to the Plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. U. S. Steel may activate the continuous settlement feature for a particular investment at the time it determines other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.
•	U. S. Steel will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. U. S. Steel has no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the Plan. U. S. Steel reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

U. S. Steel may alter, amend, supplement or waive, in its sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $20,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver or within a pricing period as determined by U. S. Steel.

U. S. FEDERAL INCOME TAX INFORMATION

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. Any Discount on cash purchases and any Discount on dividend reinvestments is treated as a dividend to the shareholder. You will receive an annual statement from the Plan Administrator indicating the amount of reinvested dividends and Discounts reported to the U. S. Internal Revenue Service as dividend income. The statement will also reflect any trading fees paid by U. S. Steel on your behalf for purchases of shares.

You will not realize gain or loss for U. S. federal income tax purposes upon deposit of shares into the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

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A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U. S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U. S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U. S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2017. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U. S. Internal Revenue Code.

For further information as to the tax consequences to participants in the Plan, including state, local and foreign tax consequences, you should consult with your own tax advisor(s). The above discussion is based on federal income tax laws as in effect as of the date hereof. All participants should consult their tax advisors with respect to the impact of any future legislative proposals or legislation enacted after the date of this prospectus.

Plan of Distribution

Except to the extent the Plan Administrator facilitates the purchases of U. S. Steel common stock (“Common Shares”) in open market transactions, the Common Shares acquired under the Plan will be sold directly by U. S. Steel through the Plan. U. S. Steel may sell Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Securities Exchange Act of 1934 would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash investment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the NYSE. The difference between the price such owners pay to U. S. Steel for Common Shares acquired under the Plan, after deduction of the applicable discount, if any, from the purchase price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any underwriter involved in the offer and sale of the Common Shares will be named in an applicable prospectus supplement. Any underwriting compensation paid by U. S. Steel to underwriters or agents in connection with the offering of the Common Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement.

U. S. Steel will pay any and all brokerage commissions and related expenses incurred in connection with Plan purchases of Common Shares in the open market except with respect to open market purchases of Common Shares representing optional cash investments that are paid by check.

Upon withdrawal by a participant from the Plan by the sale of Common Shares held under the Plan, the participant will receive the proceeds of such sale less (i) a nominal fee per transaction paid to the Plan Administrator (if such resale is facilitated by the Plan Administrator at the request of a participant), (ii) any related brokerage commissions and (iii) any applicable taxes.

Common Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

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USE OF PROCEEDS

We will receive no proceeds when we use common stock purchased on the open market for the plan. When we use original issue common stock or treasury stock for the plan, we will use the proceeds for general corporate purposes.

LEGAL MATTERS

The validity of the issuance of the shares of U. S. Steel common stock offered hereby will be passed upon for U. S. Steel by Arden T. Phillips, Esq., Corporate Secretary & Associate General Counsel. Mr. Phillips, in his capacity as set forth above, is paid a salary by U. S. Steel, participates in various employee benefit plans offered by U. S. Steel and owns, and has options to purchase, Common Stock of U. S. Steel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report to Stockholders - Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the registrant in connection with the securities being registered hereby.

Securities and Exchange Commission filing fee	$0
Legal Fees and expenses*	$5,000
Costs of printing and engraving*	$3,500
Accounting fees and expenses*	$2,000
Miscellaneous expenses*	$8,000
Total	$18,500

*Estimated expenses

Indemnification of Directors and Officers.

Article V of the Registrant’s Amended and Restated By-Laws provides that the Company shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Registrant is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was an officer, employee, agent or director of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may indemnify any such person against expenses (including attorneys’ fees) in an action by or in the right of the Registrant under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Registrant. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify him against the expenses that he actually and reasonably incurred in connection therewith.

Policies of insurance are maintained by the Registrant under which directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

The Registrant’s Restated Certificate of Incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

List of Exhibits.

See Exhibit Index.

Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the cover of this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer to sell such securities to the purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 3, 2016.

UNITED STATES STEEL CORPORATION

By:	/s/ Colleen M. Darragh
Colleen M. Darragh
Vice President & Controller

Pittsburgh, Pennsylvania

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 3, 2016.

Signature	Title

*
Mario Longhi	President & Chief Executive Officer (Principal Executive Officer) and Director

*
David B. Burritt	Executive Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Colleen M. Darragh
Colleen M. Darragh	Vice President & Controller (Controller)

*
David S. Sutherland	Chairman Board of Directors

*
Patricia Diaz Dennis	Director

*
Dan O. Dinges	Director

*
John G. Drosdick	Director

*
John J. Engel	Director

*
Murry S. Gerber	Director

*
Paul A. Mascarenas	Director

*
Glenda G. McNeal	Director

*
Robert J. Stevens	Director

*
Patricia A. Tracey	Director

By:	/s/ Arden T. Phillips
Arden T. Phillips Attorney in Fact

Exhibit Index

Exhibit Number	Description	Incorporated by Reference to Filings Indicated
4.1	United States Steel Corporation Restated Certificate of Incorporation dated September 30, 2003	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation’s Form 10-Q for the quarter ended September 30, 2003 (Commission File No. 1-16811).
4.2	Certificate of Amendment to the Certificate of Incorporation of United States Steel Corporation, dated April 30, 2014	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation’s Form 10-K for the year ended December 31, 2015 (Commission File No. 1-16811).
4.3	Amended and Restated By-Laws of United States Steel Corporation dated as of November 3, 2015	Incorporated by reference to Exhibit 3.1 to United States Steel Corporation’s Form 8-K filed on November 6, 2015 (Commission File No. 1-16811).
5	Opinion and consent of Arden T. Phillips, Esq.	**
23.1	Consent of PricewaterhouseCoopers LLP.	**
23.2	Consent of Arden T. Phillips, Esq. (Included in Exhibit 5.)	**
24	Powers of Attorney.	**

** Filed herewith.

Dividend Reinvestment and Stock Purchase Plan

March 3, 2016